Exhibit 4.3

DATE: 6 DECEMBER 2019

DEED OF TERMINATION OF A RELATIONSHIP AGREEMENT

DATED 14 DECEMBER 2018

Between

SUMMIT THERAPEUTICS PLC

ROBERT W. DUGGAN

and

CAIRN FINANCIAL ADVISERS LLP

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place

78 Cannon Street

London EC4N 6AF

T +44 20 7367 3000

F +44 20 7367 2000

cms.law

TABLE OF CONTENTS

1.	Definitions and Interpretation	1
2.	Condition	1
3.	Mutual release and waiver of rights	2
4.	Miscellaneous	2

THIS DEED is made on 6 December 2019

BETWEEN:

(1)

SUMMIT THERAPEUTICS PLC (incorporated and registered in England and Wales under registration number 05197494), the registered office of which is at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB, United Kingdom (the “Company”);

(2)	ROBERT W. DUGGAN, of 611 South Fort Harrison Avenue, Suite 306, Clearwater, Florida 33756, United States (the “Investor”); and

(3)

CAIRN FINANCIAL ADVISERS LLP (incorporated and registered in England and Wales under registration number OC351689), the registered office of which is at Cheyne House, Crown Court, 62-63 Cheapside, London EC2V 6AX, United Kingdom (the “Nomad”).

RECITALS

(A)	The Company, the Investor and the Nomad entered into a relationship agreement dated 14 December 2018, relating to the Investor’s shareholding in the Company (the “Relationship Agreement”).

(B)

Each of the parties has agreed to enter into this deed in order, subject to satisfaction of the Condition (as defined below), to terminate the continuing provisions of the Relationship Agreement and waive any past breaches of it.

Operative Provisions

1.	DEFINITIONS AND INTERPRETATION

1.1	In this deed:

1.1.1	“AIM Delisting” means the proposed cancellation of the Company’s ordinary shares of £0.01 each from admission to trading on the AIM market of the LSE.

1.1.2	“LSE” means the London Stock Exchange Plc.

1.1.3	The headings and sub-headings are for convenience only and shall not affect the construction of this deed.

1.1.4	References to “the parties” or to a “party” are to parties (or a party) to this deed and include the parties’ successors.

1.1.5	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

2.	CONDITION

2.1

The provisions of this deed shall be conditional on, and shall take effect upon, the AIM Delisting becoming effective by way of the issue by the LSE of a dealing notice (as such term is defined in the AIM Rules for Companies) (the “Condition”).

2.2	If satisfaction of the Condition has not taken place on or before 30 April 2020 this deed shall lapse and the Relationship Agreement shall continue to have full force and effect.

3.	MUTUAL RELEASE AND WAIVER OF RIGHTS

3.1	With effect from the satisfaction of the Condition, each of the parties:

3.1.1

agrees that each of the other parties shall be released from all of its continuing obligations (if any) under the Relationship Agreement, to the intent that with effect from that time the Relationship Agreement shall be terminated and be of no further force or effect; and

3.1.2

except in the case of fraud, irrevocably waives and releases all rights it presently has or which, in the absence of this deed, it might otherwise have had to bring a claim against any one or more of the other parties pursuant to, or in respect of the subject matter of, the Relationship Agreement, whether in relation to past, present or future circumstances, and regardless of whether it presently knows or could know of the grounds or legal basis for any such claim.

4.	MISCELLANEOUS

4.1

This deed may be executed in counterparts and by the parties on different counterparts. Each counterpart shall constitute an original of this deed but all the counterparts shall together constitute one and the same deed.

4.2	Nothing in this deed is intended to confer on any person any right to enforce any term of this deed which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

4.3	Each party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this deed.

4.4

This deed, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law and each of the parties agrees that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this deed or its subject matter

IN WITNESS of which the parties have signed this instrument as a deed and have delivered it upon dating it.

Executed as a deed by	)
SUMMIT THEREPEUTICS PLC	)
on being signed by	)	/s/ Glyn Edwards
/s/ Glyn Edwards	)	Director
in the presence of:	)

Signature of witness:	/s/ Melissa Strange
Name:	Melissa Strange

Address:

Occupation:	Accountant

Signed as a deed by	)
ROBERT W. DUGGAN	)	/s/ Robert W. Duggan
in the presence of:	)

Name of witness:	Catherine Zwan

Signature of witness:	/s/ Catherine Zwan

Address:

Occupation:	Executive Assistant

Executed as a deed by	)
CAIRN FINANCIAL ADVISERS LLP	)	/s/ Anthony Rawlinson
acting by	)	Member
Anthony Rawlinson	)
and	)
Liam Murray	)	/s/ Liam Murray
each a member, in the presence of:	)	Member

Signature of witness:	/s/ Ludovico Christopher Lazzaretti
Name:	Ludovico Christopher Lazzaretti
Address:

Occupation:	Executive

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